PRESS RELEASE

January 30, 2015
Investor Relations Contact: Alexandra Deignan (646) 278-9711
Website: www.schnitzersteel.com
Email: ir@schn.com
Schnitzer Board Declares Quarterly Dividend
PORTLAND, OR – January 30, 2015 – The Board of Directors of Schnitzer Steel Industries, Inc. (Nasdaq: SCHN) declared a cash dividend of $0.1875 per common share, payable on February 23, 2015, to shareholders of record on February 9, 2015. Schnitzer has paid a dividend every quarter since going public in November 1993.

About Schnitzer Steel Industries, Inc.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled ferrous metal products in North America with operating facilities located in 14 states, Puerto Rico and Western Canada. The business has seven deep water export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company's integrated operating platform also includes its auto parts and steel manufacturing businesses. The Company's auto parts business sells used auto parts through its self-service facilities located in 16 states and Western Canada. With an effective annual production capacity of approximately 800,000 tons, the Company's steel manufacturing business produces finished steel products, including rebar, wire rod and other specialty products. The Company commenced its 110th year of operations in 2015.